UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    December 7, 2004

DOR BioPharma, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14778	41-1505029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

    Lincoln Building, 1691 Michigan Avenue Miami, FL 33139
 (Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code (305) 534-3383

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 10, 2004, DOR BioPharma, Inc. (the “Company”) announced the appointments of Michael T. Sember, MBA as President and Chief Executive Officer and Evan Myrianthopoulos as Chief Financial Officer. Mr. Sember will join Mr. Myrianthopoulos as a member of the Company’s Board of Directors.

Mr. Sember was previously Managing Director of EGB Advisors LLC, a San Francisco based consulting firm and biotech incubator from February 2004 to December 2004. Prior to that, from April 2002 to December 2003, Mr. Sember served as an independent consultant providing strategic business development and executive services, including assistance on accomplishing a turn around and/or restructuring, to several public and privately held companies. Mr. Sember served as President and Chief Operating Officer of Women's First Healthcare, Inc. from September to December 2003 and as President and Chief Operating Officer of Deltagen, Inc., from April 2002 to December 2002. Mr. Sember was Executive Vice President of Business Development for Elan Corporation plc. from 1992 to 2002. Mr. Sember currently serves on the Board of Directors of Iomed, Inc.; a company developing, manufacturing and marketing products that utilize iontophoresis for the purpose of site specific, non-invasive drug delivery.

Under the terms of his employment agreement, Mr. Sember is entitled to an annual base salary of $300,000 and a minimum annual bonus of $100,000 following each yearly anniversary of his employment with the Company. In addition, the Company granted Mr. Sember options to purchase 2,000,000 shares of the Company’s common stock, of which 680,000 options vest immediately and the remainder vest quarterly on each three month anniversary of his employment in equal installments of 110,000 options, at an exercise price of $.46 per share. The employment agreement provides for a three year term and renewal by mutual agreement, unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions.

Mr. Myrianthopoulos had previously been serving as the Company’s acting Chief Executive Officer since November 2004. Mr. Myrianthopoulos has been a member of the Company’s Board of Directors for approximately two years. From November 2001 until November 2004, Mr. Myrianthopoulos served as President of CVL Advisors Group, Inc., a financial consulting firm which specializes in the biotechnology sector. Prior to founding CVL Advisors Group, Inc., from June 1996 to November 2001, Mr. Myrianthopoulos held various positions as Vice President of Finance, Chief Operating Officer and Chief Financial Officer, of Discovery Laboratories, Inc., a public biopharmaceutical company co-founded by him. Mr. Myrianthopoulos currently sits on the boards of two private biotechnology companies. The Company and Mr. Myrianthopoulos have verbally agreed to an annual salary of $185,000 and options to purchase 500,000 shares at $.49 per share, which will vest quarterly over three years.

As a selected dealer in connection with the Company’s 2003 private placement of 6,796,912 shares of the Company’s common stock at $0.79 per share, Mr. Myrianthopoulos received cash compensation of approximately $62,000 and warrants to purchase 256,314 shares of common stock. Mr. Myrianthopoulos also received $15,375 in cash compensation and warrants to purchase 65,454 shares of common stock for placement services rendered to the placement agent in connection with the Company’s 2002 private placement of common stock at prices ranging from $0.35-$0.75 per share.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.    Title

10.1    Employment Agreement, dated as of December 7, 2004, by and between DOR BioPharma, Inc. and Michael T. Sember.

99.1    Press release issued by DOR BioPharma, Inc. on December 10, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        DOR BIOPHARMA, INC.

                            By: /s/ Michael T. Sember
           Name: Michael T. Sember
           Title: President and Chief Executive Officer

Date: December 13, 2004